FOR IMMEDIATE RELEASE


                ICAHN EXTENDS TENDER OFFER TO ACQUIRE CVR ENERGY
              AND ANNOUNCES ENHANCEMENT TO CONTINGENT VALUE RIGHTS


CONTACT: SUSAN GORDON, (212) 702-4309

New York, New York, March 16, 2012 - Carl C. Icahn today announced that, as a result of feedback from certain large shareholders of CVR Energy, Inc. regarding the tender offer by his affiliates for all outstanding shares of common stock of CVR for $30.00 per share in cash, plus a contingent value right:

- The tender offer has been extended and will now expire at 5:00 p.m., New York City time, on April 2, 2012 (the offer was previously scheduled to expire at 12:00 midnight, New York City time, on March 23, 2012); and

- The duration of the contingent value right (which will permit ALL shareholders to share in any upside realized from a sale of the company) has been extended from 9 months to 15 months following the expiration of the offer.

All other terms and conditions of the tender offer remain unchanged.


************
NOTICE  TO  INVESTORS

THE COLBENT CORPORATION, THE DEPOSITARY FOR THE TENDER OFFER, HAS INDICATED THAT, AS OF MIDNIGHT, NEW YORK CITY TIME, ON MARCH 15, 2012, APPROXIMATELY 17,387 SHARES OF CVR ENERGY, INC.'S COMMON STOCK HAD BEEN VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE TENDER OFFER.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 23, 2012, AS AMENDED, AND RELATED DOCUMENTS THAT CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES DISTRIBUTED TO HOLDERS OF COMMON STOCK OF CVR ENERGY, INC. AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") AS EXHIBITS TO THEIR SCHEDULE TO. HOLDERS OF COMMON STOCK SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON STOCK MAY OBTAIN A FREE COPY OF THE SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FROM THE SEC AT THE SEC'S WEB SITE AT WWW.SEC.GOV.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 13D FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2012.